EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, dated August 3, 2001, relating to the financial statements and financial statement schedules of California First National Bancorp, which appear in California First National Bancorp's 10-K Annual Report for its fiscal year ended June 30, 2001.

PRICEWATERHOUSECOOPERS, LLP

Orange County, California
October 22, 2001